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                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549


                                       FORM 8-K


                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934


                          Date of Report:  December 17, 1998
                          (Date of earliest event reported)



                             OEC COMPRESSION CORPORATION
                (Exact name of Registrant as specified in its charter)



Oklahoma                            0-18206                     73-1345732
(State of Incorporation)       (Commission File No.)         (I.R.S Employer
                                                            Identification No.)



2501 Cedar Springs, Suite 600
Dallas, Texas                                                      75201
(Address of principal executive offices)                         (Zip Code)



                  Registrant's Telephone Number, Including Area Code
                                    (714) 953-9560

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ITEM 5    OTHER EVENTS

     On November 10, 1998, OEC Compression Corporation (the "Company" or "OEC") received a letter from Dennis Estis indicating that Mr. Estis was dissatisfied with current management of the Company and was requesting that a special meeting of the shareholders of the Company be called to remove several directors of the Company and remove the current President/Chief Executive Officer and Chief Financial Officer of the Company. Mr Estis, who is a director and was chief operating officer of the Company, also demanded access to the shareholder records of the Company and indicated that if the Board of Directors of the Company did not call a special meeting of the shareholders of the Company, Mr. Estis would solicit proxies or consents to call such meeting. Mr. Estis informed the Company that he had the proxies of two other shareholders of the Company to call a special meeting of the Company's shareholders. Mr. Estis also informed the Company that a lawsuit had been filed against the Company and certain directors or officers of the Company but such lawsuit would not be served while the parties were discussing these matters.

     On November 11, 1998, the Board of Directors of the Company held a special meeting at which Mr. Estis was given an opportunity to air his concerns about the Company and its management. The Board of Directors carefully considered the views of Mr. Estis and the position of management of the Company and voted not to call a special meeting of the shareholders of the Company. In addition, the Board of Directors gave a vote of confidence to the President and the Chief Financial Officer of the Company. The Board of Directors of the Company also authorized management of the Company to resist any solicitation of consents or proxies to call a special meeting of the shareholders of the Company and to respond to any litigation.

     Following discussions between the Company and Mr. Estis, the parties decided to resolve the issues raised by the November 10 letter and the lawsuit and to avoid the necessity of a proxy contest. On December 16, 1998, the Company, Mr. Estis, the two other shareholders who granted a proxy to Mr. Estis and certain other parties entered into a Settlement Agreement, a copy of which is attached as an exhibit and fully incorporated by reference herein. Among other things, the Settlement Agreement (i) prohibits Mr. Estis from participating in any proxy solicitation relating to actions that were contemplated in the November 10 letter to the Board of Directors of the Company, (ii) requires termination of the proxies granted to him by the two other shareholders, (iii) requires dismissal of the lawsuit, (iv) provides for a broad mutual release of claims between the parties, (v) provides for a "standstill" agreement until June 30, 1999 (subject to possible extension and reinstatement as described below) prohibiting Mr. Estis from participating in enumerated actions relating to control


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of the Company and (vi) requires the Company to reimburse Mr. Estis for his out-of-pocket expenses up to $35,000.

     The Company has agreed to use its best effort to sell or assist Mr. Estis to sell at least one-half of his shares of Common Stock at $2.00 or more per share. If such a sale is not completed prior to June 30, 2000, then Mr. Estis's non-competition agreement shall be terminated except as to Mr. Estis' agreement not to solicit or hire employees of the Company. If the sale by Mr. Estis occurs prior to December 31, 2001, then the standstill agreement described above will be extended or reinstated, as the case may be, through December 31, 2001.

     Mr. Estis and the Company have agreed to terminate his employment agreement. In consideration of the termination of his employment agreement, he shall be entitled to certain payments and the term of his non-competition agreements with the Company shall be reduced, all as set forth in the Settlement Agreement. In addition the employment agreement for Andy Payne was also terminated and Mr. Payne is to receive certain payments in connection with such termination.

     Mr. Estis has resigned as a member of the executive committee of the Company. Mr. Payne has agreed to resign as a director of the Company. Upon the sale of one-half of his common stock, Mr. Estis will also resign as a director of the Company.

ITEM 6    RESIGNATIONS OF REGISTRANT'S DIRECTORS

     Pursuant to the Settlement Agreement, on December 17, 1998, Mr. Andy Payne tendered his resignation as a member of the Board of Directors of the Company. On December 18, 1998, the Board of Directors of the Company accepted Mr. Payne' resignation and elected James W. Bryant as a director of the Company to fill the unexpired term of Mr. Payne.

ITEM 7    EXHIBITS

EXHIBIT NO.    DESCRIPTION

10.1           Settlement Agreement.

99             Press Release.


                                     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


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                                             OEC COMPRESSION CORPORATION
                                             (formerly Equity Compression
                                             Services Corporation)


                                             By: /s/ Matthew S. Ramsey
                                                 -----------------------------
                                                 Matthew S. Ramsey
                                                 President and Chief Executive
                                                 Officer

Date:  December 23, 1998


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                                 INDEX TO EXHIBITS

EXHIBIT NO.    DESCRIPTION


10.1           Settlement Agreement.

99             Press Release.


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